Exhibit (p)(27) Code of Ethics Personal investing Gifts and entertainment Outside activities Client confidentiality 1 November 2022

Exhibit (p)(27) The reputation of a thousand years may be determined by the conduct of one hour. – Ancient proverb A message fromour CEO Jean M. Hynes Chief Executive Officer Our ability to thrive as an organizationis drivenby our shared values, and integrity is at the top of thelist.This is reflected in our commitment to the “Client, Firm, Self” framework, through which all of our decisions should be viewed if we are to earn and maintain the trust of our clients. Each and every one of us hasa role to play in sustaining our clients’trust.Wemust test every decision wemake,no matter how small,againstour fiduciary obligations and our high ethical standards. If there is the slightest doubt about whether a decisionis in the best interestsofour clients,then bring it to someone’s attention— your manager, the Legal and Compliance team,or any of my direct reports.But don’t just let it go.This is what it meansto be a fiduciary: complete dedication to conscientious stewardship of client assets. To support this mandate, our Code of Ethics sets out standards for our personal conduct, including personal investing, acceptance of gifts and entertainment, outside activities,and client confidentiality.Please take thetime to read the Code,familiarize yourself with the rules,and determine what you need to do to comply with them. Remember, too, that while our Code of Ethics is reviewed and updated regularly,no set ofrules canaddressevery possible circumstance.And so I ask you to remain vigilant, exercise good judgment, ask for help when you need it, consider not just the letter but the spirit of the laws that govern our industry, and do your part to safeguard our clients’ trust. Sincerely, Jean M. Hynes Chief Executive Officer

Exhibit (p)(27) Contents Standards of conduct ..................................................1 Who is subject to the Codeof Ethics? ...........................1 Personal investing...................................................... 2 Which types of investments and related activities are prohibited?...................................................................................................2 Which investment accounts must be reported? ............................................3 What are the reporting responsibilities for all personnel? ............................4 What are the preclearance responsibilities for all personnel?......................5 What are the additional requirements for investment professionals?.........6 Gifts and entertainment............................................... 7 Outside activities ........................................................ 8 Client confidentiality ..................................................8 How we enforce our Code of Ethics ..............................8 Exceptions from the Code of Ethics..............................9 Closing.......................................................................9

Wellington Management Code of Ethics 1 Standards of conduct Our standardsof conduct are straightforward andessential.Any transaction or activity that violateseither of the standards of conduct belowis prohibited,regardless of whetherit meetsthe technical rulesfound elsewhere in the Code of Ethics. 1. We act as fiduciaries to our clients. Each of us must put our clients’ interestsabove our ownand must not take advantage of our management of clients’ assets for our own benefit. Our firm’s policies and procedures implement these principles with respect to our conduct of the firm’s business.ThisCode of Ethics implementsthe same principles with respect toour personal conduct.The procedures set forthin the Code governspecific transactions,but eachof usmust be mindful at all timesthat our behavior, including our personal investing activity, must meet our fiduciary obligations to our clients. 2. We act with integrity an d in accordance with both the letter an d the spirit of the l aw. Our business is highly regulated, and we are committed as a firm to compliance with those regulations. Each of us must also recognize our obligations as individuals to understand and obey the laws that apply to us in the conduct of our duties. They include laws and regulations that apply specifically to investment advisors, as well as more broadly applicable laws ranging from the prohibition against trading on material nonpublic information and other forms of market abuse to anticorruption statutes such as the US Foreign Corrupt Practices Act and theUKBribery Act. The firm provides training on their requirements. Each of us must take advantage of these resources to ensure that our own conduct complies with the law. Who is subject to the Code of Ethics? Our Code ofEthics appliesto all employeesofWellington Managementand itsaffiliates around the world. Its restrictions onpersonal investing alsoapplyto temporary personnel(including co-opsand interns) and consultants whose tenure with Wellington Management exceeds 90 days and who are deemed by the Chief ComplianceOfficer to have access to nonpublic investmentresearch, client holdings, or trade information. All Wellington Management personnelreceive a copy of the Code ofEthics(and any amendments) and must certify,upon joiningthefirm and annually thereafter,that theyhave read and understood it and have complied with its requirements. Adherence to the Code of Ethics is a basic condition of employment. Failure to adhere to our Code of Ethics may result in disciplinary action, including termination of employment. If you have any doubt as tothe appropriateness of any activity, believe that youhave violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief Compliance Officer,General Counsel, or Chair of the EthicsCommittee.You also have the right to report violations oflaw orregulation directlyto relevantgovernmental agencies.You donot need the firm’s prior authorization to make any such reportor disclosures and are not requiredto notify the firm that you have done so. For additional information regarding our Code of Ethics Policy refer to theGuide to Our Policy document available on the firm’s Intranet.

Wellington Management Code of Ethics 2 Personal investing As fiduciaries,each ofusmust avoidtakingpersonal advantage ofour knowledge ofinvestment activityin client accounts.Althoughour Code ofEthics setsout a number of specific restrictionson personal investing designed to reflect this principle, no set of rules can anticipate every situation. Each of us must adhere to the spirit, and not just the letter, of our Code in meeting this fiduciary obligation to our clients. Which types of investments and related activities are prohibited? Our Code of Ethics prohibits the following personal investments and investment-relatedactivities: • Purchasing or selling the following: – Initial public offerings (IPOs) of any securities – Securities of an issuer being bought or sold on behalf of clients until one trading day after such buying or selling is completed or canceled – Securities of an issuer that is the subject of a new, changed, orreissued but unchanged action recommendationfrom a global industryresearchorfixedincome credit analyst until twobusiness days following issuance or reissuance of the recommendation – Securities ofan issuerthatis mentioned at the MorningMeetingortheEarlyMorningMeetinguntiltwo business days following the meeting – Securities that are the subject of a firmwide restriction – Single-stock futures – Single-Stock ETFs (including LeveragedSingle-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single-StockETFs) – Securities orfinancial instruments whose performanceis derived from the performance ofasecurity covered by our Code ofEthics (e.g. single stockETFs and single stock futures) – Optionswithan expirationdate that is within60calendar daysof the transactiondate (excluding shares of exchange-traded funds (ETFs)) – Securities of broker/dealers (or their affiliates) thatthe firm hasapproved for execution of client trades – Securities of any securities market or exchange on which the firm trades on behalf of clients • Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer •Takinga profit from any tradingactivitywithin a 60-calendar day window • Usingaderivativeinstrumentto circumvent a restriction in the Code of Ethics

Wellington Management Code of Ethics 3 WHICH INVESTMENT ACCOUNTS MUST BE REPORTED? Youare required to report any investment account over whichyouexercise investment discretionorfrom which any ofthe followingindividualsenjoy economic benefits:(i) your spouse,domestic partner,orminor children, and (ii) any other dependents living in your household, AND that holds or is capable of holding any of the following covered investments: • Shares of stocks, ADRs, or other equity securities (including any security convertible into equity securities) • Bonds or notes (other than sovereign government bonds issued by Canada, France, Germany, Italy, Japan, the United Kingdom, or the United States, as well as bankers’ acceptances, CDs, commercial paper, and high-quality, short-term debt instruments) • Interest in a variable annuity product in which the underlying assets are held in a subaccount managed by Wellington Management • Shares of exchange-traded funds(ETFs) • Shares of closed-end funds • Options on securities • Securities futures • Interest in private placement securities (other than Wellington Management sponsored products) • Shares of funds managed by Wellington Management (other than money market funds) Please see Appendix A for a detailed summary of reporting requirements by security type. For purposesof the Code ofEthics,these investment accountsare referred toas reportable accounts.Examples of commonaccount types include brokerage accounts,retirement accounts,employee stock compensation plans,and transfer agent accounts.Reportable accountsalsoinclude those from whichyouor an immediate family member may benefit indirectly, suchas a family trust orfamily partnership, and accountsin which you have a joint ownershipinterest, suchas a joint brokerageaccount. Accounts not requiring reporting You do not need toreport the following accountsvia the Code ofEthicsSystem since the administrator will provide the Code ofEthicsTeam with accessto relevant holdingsand transactioninformation: •Accounts maintained within the Wellington Retirement and Pension Plan or similar firm-sponsored retirement or benefit plans identified by the Ethics Committee •Accounts maintained directly with Wellington Trust Company or other Wellington Management Sponsored Products Althoughthese accountsdo not need tobe reported,your investment activities in these accountsmust comply with the standards of conduct embodied in our Code of Ethics.

Wellington Management Code of Ethics 4 Managed account exemptions An account from which you or immediate family members could benefit financially,but over whichneither you nor they have any investment discretion or influence (a managed account), may be exempted from the Code of Ethics’ personal investing requirements upon written request and approval. An example of a managed account would be aprofessionally advised accountaboutwhich youwill not be consulted or have anyinput on specific transactions placed by the investmentmanager prior totheir execution. Designated Brokers for US Reportable Accounts US-based reportable accounts must be held at one or more ofthe brokers ontheDesignatedBrokers List. This requirement doesnot apply to managed accounts that are exempt from certain provisions of the Code of Ethics, employee stock purchase and stock option plans and other accounts (including pension, retirement and compensation accounts) requiredto be held at a specific broker. New employees must transfer allreportable accounts toa Designated Broker within45 days from the start of their employment. WHAT ARE THE REPORTING RESPONSIBILITIES FOR ALL PERSONNEL? Initial and annual holdings reports You must disclose all reportable accounts andall coveredinvestments you holdwithin 10 calendar days after you begin employment at or associationwithWellington Management.Youwill be required toreviewand update your holdings and securities account information annually thereafter. For initial holdings reports, holdings information must be current as of a date no more than45 dayspriorto the date you became covered by the Code of Ethics. Please note that you cannot make personal trades until you have filed an initial holdings report via the Code of Ethics System on the Intranet. For subsequent annual reports, holdings information must be current as of a date no more than 45 days prior to the date the report is submitted.Please note that your annual holdingsreport must account for bothvolitional and non-volitional transactions. At thetime you file yourinitial andannualreports,youwill be askedto confirmthatyouhave read and understood the Code of Ethics and any amendments. Quarterly transactions reports You must submit a quarterlytransactionreportno later than30calendar daysafter quarter-end viathe Code of Ethics System on the Intranet, even if you did not make any personal trades during that quarter. In the reports, you must either confirm that you did not make any personal trades (except for those resulting from non-volitional events) orprovide informationregardingall volitional transactionsin coveredinvestments. Duplicate statements and trade confirmations Foreach of yourreportableaccounts,you arerequired toprovide duplicate statementsand duplicatetrade confirmations to Wellington Management. Non-volitional transactions include: dividend reinvestment orrebalancing plans holders (suchas splits,tender offers, mergers,

Wellington Management Code of Ethics 5 WHAT ARE THE PRECLEARANCE RESPONSIBILITIES FOR ALL PERSONNEL? Preclearance of publicly traded securities You must receive clearancebefore buying or selling stocks, bonds, options, and most other publicly traded securities in anyreportable account.A full list of the categories of publicly traded securitiesrequiring preclearance,and of certain exceptionsto this requirement,is included in Appendix A.Transactionsin accounts that are notreportable accountsdo not require preclearance orreporting. Preclearance requests must be submitted online via the Code of Ethics System, which is accessible through the Intranet. If clearance is granted,the approval will be effective for a period of 24 hours.If you preclear a transaction and then place a limit order with your broker, that limitorder must either be executed or expire at the end of the 24-hour period.If youwant toexecute the order afterthe 24-hour period expires,youmust resubmit your preclearance request. Please note that preclearance approvaldoesnotalter your responsibility to ensure that each personal securities transaction complies with the general standards of conduct, the reporting requirements, the restrictions on short-term trading, or the special rules for investment professionals set out inour Code of Ethics. Caution on short sales, margin transactions, and options You may engage in short sales and margin transactions and may purchaseor sell options (excluding options on ETFs) provided youreceive preclearance and meet all other applicable requirements under our Codeof Ethics (including the additional rules for investment professionals described on page 7). Please note, however, that these typesoftransactionscanhave unintended consequences.For example,any sale by your brokerto cover a margin call or to buy in a short position will be in violation of theCode unless precleared. Likewise, any volitional sale of securities acquired at the expirationofa longcall option will be in violationof the Code unless precleared.You are responsible for ensuring any subsequent volitional actionsrelatingto these typesof transactions meet the requirements of the Code. Preclearance of private placement securities You cannot invest in securities offered topotential investors in a private placement without firstobtainingprior approval.Approval maybe grantedafter a review of the factsand circumstances, including whether: • an investmentin the securities is likelyto resultin future conflictswithclient accounts (e.g.,upona future public offering), and • you are being offered the opportunity due to your employment at or association with Wellington Management. Investmentsin ourownprivately offered investment vehicles(ourSponsoredProducts),includingcollective investment funds and common trust funds maintained by Wellington Trust Company, na, our hedge funds, and our non-US domiciled funds, have been approved under the Code and therefore do not require the submission of a Private Placement Approval Form.

Wellington Management Code of Ethics 6 WHAT ARE THE ADDITIONAL REQUIREMENTS FOR INVESTMENT PROFESSIONALS? If you are a portfolio manager,researchanalyst, or otherinvestment professional whohasportfolio managementresponsibilities for a clientaccount (e.g., designated portfolio manager, backup portfolio manager,investment team member),or who otherwise hasdirect authority to make decisions to buy or sell securities in a client account (referred to here as an investment professional),youare required to adhere to additionalrules andrestrictionson your personal securities transactions.However,as no set ofrules can anticipate every situation,youmust rememberto place our clients’ interests first whenever youtransact in securities that are alsoheld in client accounts youmanage. The following provisions of the code are intendedto allowinvestmentprofessionals tomake long-term investments in securities.However,youmay not be able tosell personal investments for extended periods of time and therefore should considertheliquidity,tax planning,market,and similarrisksassociated with making personal investmentsin securitiesof an issuerthat are or may be heldin clientaccounts. • INVESTMENT PROFESSIONAL BLACKOUT PERIODS — Youcannot buy or sell a security (excluding shares of exchange-traded funds (ETFs))for a period of14calendar days beforeorafterany transaction in the same issuer by a client account for which you serve as an investment professional.In addition, you may not sell personal holdings in a securityof the same issuerthat is heldby a client account for whichyou serve as an investment professional until the later of the following periods:(i)one calendaryear from the date of your last purchase and(ii) 90 calendar days after all of your client accounts liquidate all holdings of the same issuer. If you anticipate receivinga cash floworredemption request in a client portfoliothatwillresult in the purchase or sale of securities that you alsoholdin your personal account, you should take care to avoid transactions in those securities in your personal account in the days leading up to the client transactions. However, unanticipated cash flows andredemptions in client accounts andunexpected market events do occur from time to time,and a personal trademade in the prior 14daysshould never prevent you from buyingor sellinga security in a client accountifthe trade wouldbe in the client’s bestinterest.If youfind yourselfin thatsituation and need to buy or sell a security in a client account withinthe 14 calendar daysfollowingyour personal transactionin a security of the same issuer, you should attempt to notify the Code ofEthicsTeam or yourlocal ComplianceOfficerin advance ofplacingthe trade.If you are unable toreach any ofthose individualsandthe trade is time sensitive, youshould proceed with the client trade and notify the Code ofEthicsTeam promptly after submitting it. • SHORT SALES BY AN INVESTMENT PROFESSIONAL— An investment professional may not personally take a short position in a security of an issuer in which he or she holds a long position in a client account.

Wellington Management Code of Ethics 7 Gifts and entertainment Our guiding principle of “client, firm, self” also governs the receipt of gifts andentertainmentfrom clients, consultants,brokers/dealers,researchproviders,vendors,companiesin whichwemay invest,andotherswith whom the firm does business.As fiduciariesto our clients,we mustalwaysplace our clients’interestsfirst and cannot allowgifts or entertainment opportunities toinfluence the actionswe take onbehalf of our clients.In keepingwith thisstandard, you must follow several specific requirements: ACCEPTING GIFTS —Youmay only acceptgifts of nominal value,which include logoed items,flower arrangements, gift baskets, and food, as well as other gifts with an approximate value of less than US$100 or the local equivalent per yearfrom a single source.You may not accept a gift of cash,includinga cash equivalent such as a gift card,regardlessofthe amount.If youreceive a gift that violatestheCode,youmust returnthe gift or consult withthe ChiefCompliance Officertodetermine appropriate action under the circumstances. ACCEPTING BUSINESS MEALS — Businessmealsare permitted provided that neither the cost northe frequency is excessive and there is alegitimate businesspurpose.Ifthe host is a broker/dealer orresearch provider,the host must be reimbursed forthe full amount of your proportionate share of the total cost of the meal if the approximate value of the meal is more thanUS$100orthe local equivalent. ACCEPTING ENTERTAINMENT OPPORTUNITIES —The firm recognizes that participationin entertainmentopportunitieswithrepresentatives from organizations with whichthe firm doesbusiness, such as consultants,broker/dealers,researchproviders, vendors,and companies in whichwe may invest, can help to furtherlegitimate business interests.However,participationin suchentertainment opportunities should be infrequent andis subjectto the following conditions: 1. A representative of the hosting organization must be present; 2. The primary purpose of the event must be to discuss business or to build a business relationship; 3. You must receive prior approval from your business manager; 4. Ifthe host is a broker/dealer orresearchprovider,the host must be reimbursed forthe full amount of the entertainment opportunity; and 5. Forall other entertainment opportunities,the host must be reimbursedforthe full face value of any entertainment ticket(s)if: •the entertainment opportunity requires aticket withaface valueofmore thanUS$200orthe local equivalent, oris a high-profile event (e.g., a major sporting event), • you wish to accept more than one ticket, or •the host has invited numerous Wellington Management representatives. Business managers must clear their own participation under the circumstances described above with the Chief ComplianceOfficer or Chair of the Ethics Committee. Please note that even if you pay for the full face value of a ticket, you may attend the event only if the host is present. LODGING AND AIR TRAVEL —You may not accept a gift oflodging or airtravel in connectionwithany entertainment opportunity. If you participate in an entertainment opportunity for which lodging or air travel is paid for by the host, you must reimburse the host for the equivalent cost, as determined by Wellington Management’s travel manager.

Wellington Management Code of Ethics 8 SOLICITING GIFTS, ENTERTAINMENT OPPORTUNITIES, OR CONTRIBUTIONS —In your capacity as an employee of the firm, you may not solicit gifts, entertainment opportunities, or charitable or political contributionsfor yourself,or on behalf of clients,prospects,or others,from brokers, vendors, clients, or consultantswithwhom the firm conducts businessor from companies in which the firm may invest. SOURCING ENTERTAINMENT OPPORTUNITIES —Youmay not request ticketstoentertainment events from the firm’sTrading department or any other WellingtonManagement department,or employee,norfrom any broker,vendor,company in whichwe may invest,orotherorganizationwith whichthe firm conducts business. Outside activities While the firm recognizes that you mayengage in business or charitable activities in your personal time, you must take steps toavoid conflictsof interest between your private interests and our clients’ interests.As a result,all significant outside business or charitable activities(e.g.,additional employment,consultingwork, directorshipsor officerships) must be approved by your business manager and by the Chief Compliance Officer,General Counsel,or Chair of theEthicsCommitteepriortothe acceptance of such a position(orif you are new,uponjoining the firm).Approval will be grantedonly if it is determined that the activity doesnot present a significant conflict of interest.Directorships in publiccompanies(or companies reasonably expected to become publiccompanies) will generallynot be authorized,whileservice withcharitableorganizations generally will be permitted. Client confidentiality Any nonpublic informationconcerning our clients that you acquire in connectionwithyour employment at the firm is confidential.Thisincludes informationregarding actual or contemplatedinvestmentdecisions, portfolio composition,research recommendations, and clientinterests.Youshould not discuss client business, including the existence ofa client relationship,withoutsiders unlessit is a necessary part of yourjob responsibilities. How we enforce our Code of Ethics Legal and Compliance is responsible for monitoring compliance with the Code of Ethics. Members of Legal and Compliancewill periodicallyrequest certifications andreviewholdings andtransaction reports for potential violations. They may also request additional information or reports. It is our collective responsibility to uphold the Code of Ethics. In addition to the formal reporting requirements described in this Code of Ethics, you have a responsibility to report any violations of the Code. If you have any doubt as to the appropriateness of any activity, believe that you have violated the Code, or become aware of a violation of the Code by another individual, you should consult the manager of the Code of Ethics Team, Chief ComplianceOfficer,General Counsel,or Chair of the EthicsCommittee.

Wellington Management Code of Ethics 9 Potential violationsoftheCode ofEthicswill beinvestigatedandconsideredby representativesofLegal and Compliance and/or the EthicsCommittee.All violationsof the Code ofEthicswill be reportedto the Chief ComplianceOfficer.Violations are taken seriously and may resultin sanctions or other consequences, including: • a warning • referral to your business manager and/or senior management • reversal of a trade or the return of a gift • disgorgement of profits or of the value of a gift • a limitation or restriction on personal investing • termination of employment • referral to civil or criminal authorities If you become aware of any potential conflictsof interest that youbelieve are not addressed by our Code of Ethics or other policies, please contact the Chief Compliance Officer, the General Counsel, or the manager of the Code ofEthicsTeam. Exceptions from the Code of Ethics The Chief Compliance Officer may grant an exceptionfrom theCode, including preclearance, other trading restrictions,and certainreportingrequirements onacase-by-case basisifit is determinedthatthe proposed conduct involvesnoopportunity for abuse and doesnot conflictwithclientinterests.Exceptionsare expected to be rare. Closing As afirm, we seek excellence in the people we employ,the productsand services we offer,theway we meet our ethical and fiduciary responsibilities,and the workingenvironment we create for ourselves.Our Code of Ethics embodies that commitment.Accordingly,each of usmust take care that our actionsfully meet the high standardsof conduct and professional behavior we have adopted.Most importantly,we must all remember “client, firm, self” is our most fundamental guiding principle.

Wellington Management Code of Ethics 10 APPENDIX A Reporting of Securities Transactions Required (no need to preclear and not subject to the 60-day holding period): Open-end investment funds managed by Wellington Management1 (other than money market funds) Interests in a variable annuity or insurance product in which the underlying assets are held in a fund managed by Wellington Management Futures and options on securities indices Shares of exchange-traded funds (ETFs) Gifts of securities to you or a reportable account Gifts of securities from you or a reportable account Non-volitional transactions (splits, tender offers, mergers, stock dividends, dividend reinvestments, etc.) This appendix is current as of 21 September 2022 and may be amended at the discretion of the Ethics Committee. 1A list of funds advised or subadvised by Wellington Management (“Welling ton-Ma nag ed Funds”) is available online via the Code of Ethics System. However, you remain responsible for confirming whether any particular investment represents a Wellington-Managed Fund. 2 If the instrument is unrated, it must be of equivalent duration and comparable quality. Prohibited Investments and Activities: Initial public offerings (IPOs) of any securities Single-stock futures Single-Stock ETFs (including Leveraged Single-Stock ETFs, Inverse Single-Stock ETFs, and Hedged Single-Stock ETFs) Securities or financial instruments whose performance is derived from the performance of a security covered by our Code of Ethics (e.g. single stock ETFs and single stock futures) Options expiring within 60 days of purchase, Securities being bought or sold on beha lf of c lients until one trading day after suc h buy ing or selling is completed or canceled Securities of an issuer that is the subject of a new, changed, or reissued but unchanged action recommendation from a global industry research or fixed income credit analyst until two business days following issuance or reissuance of the recommendation Securities of an issuer that is mentioned at the Morning Meeting or the Early Morning Meeting until two business days following the meeting Securities on the firmwide restricted list Profiting from any short-term (i.e., within 60 days) trading activity Securities of broker/dealers or their affiliates with which the firm conducts business Securities of any securities market or exchange on which the firm trades Using a derivative instrument to circumvent the requirements of the Code of Ethics Purchasing an equity security if your aggregate ownership of the equity security exceeds 0.05% of the total shares outstanding of the issuer, No Preclearance or Reporting Required: Open-end investment funds not managed by Wellington Management1 Interests in a variable annuity product in which the underlying assets are held in a fund not managed by Wellington Management Direct obligations of the US government (including obligations issued by GNMA and PEFCO) or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom Cash Money market instruments or other short-term debt instruments rated P-1 or P-2, A-1 or A-2, or their equivalents2 Bankers’ acceptances, CDs, commercial paper Wellington Trust Company Pools Wellington Sponsored Hedge Funds Securities futures and options on direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, and associated derivatives Options, forwards, and futures on commodities and foreign exchange, and associated derivatives Transactions in approved managed accounts Preclearance and Reporting of Securities Transactions Required: Bonds and notes (other than direct obligations of the US government or the governments of Canada, France, Germany, Italy, Japan, or the United Kingdom, as well as bankers’ acceptances, CDs, commercial paper, and high-quality, short-term debt instruments) Stock (common and preferred) or other equity securities, including any security convertible into equity securities All Closed-end funds Unit investment trusts American Depositary Receipts Options on securities (but not their non-volitional exercise or expiration), excluding ETFs Warrants Rights

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